As filed with the Securities and Exchange Commission on April 5, 2016

Registration No. 333-199498

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corindus Vascular Robotics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	30-0687898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

309 Waverley Oaks Road, Suite 105

Waltham, Massachusetts 02452

(508) 653-3335

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark J. Toland

President and Chief Executive Officer

Corindus Vascular Robotics, Inc.

309 Waverley Oaks Road, Suite 105

Waltham, Massachusetts 02452

(508) 653-3335

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William C. Hicks, Esq.

Marc D. Mantell, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On October 21, 2014, Corindus Vascular Robotics, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1, (File No. 333-199498). The registration statement, as amended, was declared effective by the SEC on January 14, 2015 to initially register for resale by the selling stockholders identified in the prospectus an aggregate of 10,666,570 shares of the registrant’s common stock, par value $0.0001 per share, that were privately issued to the selling stockholders in connection with a private placement completed on September 16, 2014. On April 7, 2015, the Company filed a Post-Effective Amendment No. 1 to the registration statement on Form S-1, and on April 21, 2015, the Company filed a Post-Effective Amendment No. 2 to the registration statement on Form S-1 which was declared effective by the SEC on April 24, 2015. This Post-Effective Amendment No. 3 to Form S-1 on Form S-3 is being filed by the Company to (i) convert the Form S-1 into a registration statement on Form S-3, (ii) include the information contained in the Company’s Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2015 that were filed with the SEC on March 11, 2016 and subsequently amended on April 5, 2016, respectively, and (iii) update the prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 5, 2016

PROSPECTUS

10,666,570 Shares of Common Stock

This prospectus relates to the resale of up to 10,666,570 shares of common stock, par value $0.0001 per share, of Corindus Vascular Robotics, Inc., a Nevada corporation (the “Company”). The shares of common stock will be offered for resale by certain of our stockholders listed in this prospectus (the “Selling Stockholders”).

The shares of common stock to which this prospectus relates may be sold from time to time by and for the accounts of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices.

We are not offering any shares of common stock for sale under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders.

Our common stock is listed on the NYSE MKT under the symbol “CVRS.” On March 24, 2016, the last reported sale price of our common stock was $0.99 per share. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investment in our common stock involves risks. See “Risk Factors” beginning on page 7 of this to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

 The date of this prospectus is April 5, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). The Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any accompanying prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” before making a decision to invest in our common stock.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, incorporated by reference in this prospectus and contained in any prospectus supplement or free writing prospectus filed with the SEC. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock, and the information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. Neither this prospectus nor any accompanying prospectus supplement, constitutes an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. You should assume that the information contained in this prospectus or any prospectus supplement is current only as of the date hereof or thereof.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. Before making an investment decision, you should carefully read the entire prospectus, and the information incorporated by reference in this prospectus paying particular attention to the risks referred to under the headings “Risk Factors” and “Special Note Regarding Forward Looking Statements” and our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus. Unless the context otherwise requires, the terms “Company,” “we,” “us,” or “our” refer to Corindus Vascular Robotics, Inc., a Nevada corporation, together with our subsidiaries, Corindus, Inc., a Delaware corporation, and Corindus Security Corporation, a Delaware corporation. Where appropriate, content related only to Corindus, Inc., a Delaware corporation, is referenced as Corindus, Inc.

Overview

We design, manufacture and sell precision vascular robotic-assisted systems for use in interventional vascular procedures (the “CorPath® System”). Our first and current product, the CorPath 200 System, is the only vascular robotic system cleared by the U.S. Food and Drug Administration (“FDA”) to bring precision and accuracy to stent placement in percutaneous coronary intervention (“PCI”) procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded interventional cockpit to advance stents and guidewires with millimeter-by-millimeter precision. The interventional cockpit allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. The CorPath System brings robotic precision to radial and complex PCI procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement with manual PCI procedures. While we are initially cleared for and are targeting PCI procedures, we believe our technology platform has the capability to be developed in the future for other segments of the vascular market, including peripheral vascular, neurointerventional and other more complex cardiac interventions such as structural heart. As of December 31, 2015, we have installed 38 CorPath Systems, including two CorPath Systems in hospitals outside of the U.S.

Percutaneous Coronary Intervention History and Development

PCI, sometimes known as coronary angioplasty, is a non-surgical technique used to open stenotic (narrowed or blocked) coronary arteries found in coronary artery disease. Coronary arteries supply the heart muscle with blood. PCI requires the use of a cardiac catheterization suite (sometimes called a cath lab) with special equipment, x-ray capability and trained personnel. Usually, access to the patient’s heart and major blood vessels is obtained percutaneously through the femoral artery in the groin area. The artery is punctured through the skin with a special needle. Under x-ray guidance, a guide catheter is introduced through the femoral artery up to the aorta (large artery from the heart) and then gently advanced into the blocked coronary artery. The catheter and its devices are passed through the inside of the artery into an area of coronary artery narrowing or blockage. At the leading tip of this catheter, several different devices (such as a balloon, stent or cutting device) can be deployed. A balloon is used to open the coronary artery and restore blood flow. Usually at that time, a stent (a mesh-like tube that holds open the artery) is placed to maintain good blood flow through the damaged area.

PCI is the single highest-volume vascular intervention, with more than 2.5 million procedures performed on a global basis annually according to J.P. Morgan’s 2014 Interventional Cardiology Market Model. PCI can be used to relieve or reduce angina, prevent heart attacks and alleviate congestive heart failure and allows some patients to avoid open heart surgery, which often involves an extensive procedure and a long rehabilitation period.

The first PCI procedure, then known as percutaneous transluminal coronary angioplasty, was performed in Zurich in September 1977 by Andreas Gruentzig, a Swiss radiologist. The early procedures had limited success due to risks associated with the use of large guide catheters that could easily rupture the vessel, no availability of guidewires and large balloon catheters with low burst pressure points. From 1977 to 1986, guide catheters, guidewires and balloon catheter technology were improved, with slimmer profiles and increased tolerance to higher inflation pressure. Stents, first introduced in 1986, are now used in most coronary interventions. The utility of stents has substantially increased procedural safety and success, thus significantly reducing the need for emergency coronary artery bypass surgery.

Our Precision Robotics System

We design, manufacture and sell our CorPath System for use in radial and complex interventional vascular procedures to bring precision and accuracy of the only FDA-cleared vascular robotic system to facilitate stent placement for PCI procedures by allowing a physician to measure, manipulate and advance devices with robotic precision. Additionally, our CorPath System allows the physician to perform PCI procedures with a control panel console located within an interventional cockpit. While we are initially approved for and are targeting PCI procedures, we believe our technology platform has the capability to be developed to address many segments of the vascular market in the future, including peripheral, vascular, neurointerventional and other more complex cardiac interventions such as structural heart.

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The CorPath System enables the precise, robotic-assisted control of coronary guidewires and balloon/stent devices from the safety of a radiation-shielded interventional cockpit. The CorPath System consists of two components: a bedside unit and an interventional cockpit. The radiation-shielded cockpit features a simple-to-use console to precisely control the movement of guidewires and balloon/stent catheters. Using joysticks and touch-screen controls, the physician is able to measure lengths of portions of anatomy to help in selecting the appropriate stent. At the bedside, the CorPath System’s robotic drive and sterile, single-use cassette (“CorPath Cassette”) translate the physician’s commands into precise movements and manipulations of the coronary stents and catheters. The CorPath Cassette provides a single-use sterile interface with standard PCI guidewires and devices. The CorPath System empowers physicians with precise sub-millimeter measurement and 1mm advancement accuracy. By optimizing stent selection and positioning, the CorPath System enables the deliberate advancement of devices, provides the ability to lock the guidewire and balloon/stent in place during device deployment and helps to ensure that there are no unintended wire/device movements during the procedure.

The CorPath System allows the interventional cardiologist to perform the procedure while seated in an ergonomic and comfortable position in a radiation-shielded cockpit positioned as close as a few feet away from the patient. Our radiation-shielded cockpit provides a reduction in radiation exposure for the primary operator as compared to levels found at the traditional table position for manual procedures. The cockpit allows the physician to control the procedure while seated outside of the radiation field without the need for heavy protective wear. The Percutaneous Robotically-Enhanced Coronary Intervention Study (the “PRECISE Study”) published in the Journal of American College of Cardiology Journal, which we sponsored, demonstrated a 95% reduction in radiation exposure to the primary operator. The CorPath System also provides physicians with visualization of the procedure through the eye-level placement of monitors in the cockpit. These improvements can greatly reduce physician fatigue and could potentially extend a physician’s medical career.

Our Business Model

Our business model involves the launching of coronary robotic-assisted intervention programs in hospitals which include the sale of a durable robotic system and a repeat consumable. After the program launch and the sale and installation of the CorPath System in a cath lab, we provide customer support through training and sales of our CorPath Cassette, which provides a sterile interface with standard PCI guidewires and devices. The CorPath Cassette is consumed and replaced for each new patient procedure. The use of the CorPath Cassettes represents opportunity for recurring revenue for each PCI procedure using the CorPath System. We also sell service contracts providing various levels of ongoing service. Over time, we expect to have follow-on sales related to the CorPath System to offer and install robotic system upgrades with more features and new applications.

Our current product line is marketed and sold by our direct sales team that calls on interventional cardiologists, catheterization lab departments and executive administrators in hospitals across the U.S. to launch coronary robotic-assisted intervention programs and drive sales of our CorPath System and our CorPath Cassette. We employ two different types of sales representatives in the field. Our Regional Sales Managers (“RSMs”) focus on selling CorPath Systems and our Clinical Account Managers (“CAMs”) focus on clinical training and selling the CorPath Cassettes as well as associated disposable accessories, which are designed to maintain a sterile environment when using our products in a cath lab.

The RSMs are responsible for identifying potential customers in the more than 3,250 cath lab rooms performing PCI in the U.S. that desire to launch a coronary robotic-assisted intervention program and purchase a CorPath System. The RSMs may sell the CorPath System as a capital sale or through third-party financed leasing or rental programs. In limited circumstances, we will enter into strategic CorPath System utilization agreements, where we will sell CorPath Cassettes under a CorPath Utilization Program (“CUP”), which is a multi-year arrangement that involves the placement of a CorPath System at a customer’s site free of charge and the customer agrees to purchase a minimum number of cassettes each month at a premium over the regular price. The RSMs are also responsible for selling service contracts for the CorPath System. The RSMs are supported by our marketing department, which provides them with leads and sales opportunities garnered through direct marketing activities at interventional cardiology conferences, online webinars, regional seminars and trade journal advertising. Our marketing department also provides the RSMs with the sales tools and marketing resources to help persuasively convey the value proposition of the CorPath System.

Our CAMs focus their efforts on selling our CorPath Cassettes and other associated disposable accessories designed to maintain a sterile environment when using our products in a cath lab. They are responsible for increasing their account sales through new orders and repeat consumable sales within their specific accounts. The CAMs build important relationships throughout the CorPath System installed base accounts, including with the interventional cardiologists, the cath lab technologists, nurses, cath lab directors, schedulers, purchasers and administrators. The CAMs are responsible for ongoing training and development of the CorPath System installed base accounts to build successful CorPath robotic programs and expand its usage across physicians. The CAMs are also responsible for ensuring purchase orders are obtained and that appropriate inventory levels are maintained on site.

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Our Growth Strategy

Our goal is to ensure that the coronary robotic-assisted intervention program and the use of the CorPath System becomes the standard of care for interventional procedures by providing unsurpassed protection for cath lab staff and being the leading precision robotic technology for patient procedures. We are working with selected customers around the country to establish CorPath System centers of excellence. These centers allow us to bring prospective customers to visit a hospital and cath lab that has previously installed a CorPath System. The site visit will allow the prospective customer the opportunity to see the system installed and in use. It provides the opportunity to discuss the benefits of the system with the hospital staff, including interventional cardiologists, technologists and administrators, and view the work flow of the system in a real life clinical setting. We have successfully conducted such visits at several sites around the country and will continue to expand in the future.

We intend to establish our Company and technology as the brand that cares about and supports the physician and cath lab staff by leading the industry in providing solutions that address and remedy their occupational hazards. By promoting safety and providing awareness of occupational hazards in the cath lab and supporting education about solutions, we hope to become the preferred source for customers seeking to improve the safety of their operations.

A second prong of our growth strategy is to expand into new clinical segments. In addition to our objective to make the CorPath System the premier standard for PCI procedures, we may decide to pursue additional vascular interventional applications for our vascular robotic-assisted technology. Our closest adjacent opportunity is in peripheral vascular procedures performed by interventional cardiologists, vascular surgeons and interventional radiologists. These procedures treat vascular disease in non-coronary areas like the patient’s legs. These procedures are often quite lengthy and they expose physicians to x-ray radiation for extended periods of time. The peripheral vascular procedure market has been growing rapidly and is projected to grow at a compound annual growth rate, or CAGR, of 5.9% based on iData’s October 2013 Research Report: “US Markets for Peripheral Vascular Devices and Accessories.”

Further expansion into neuro-interventional procedures to treat stroke, brain aneurysms and other diseases of the head and neck could allow us to leverage precision robotic-assisted tools into these highly accurate procedures which are very well reimbursed.

Another area of future growth is the emerging market of structural heart procedures. This market segment is experiencing rapid growth due to the advent of new catheter-delivered medical devices that are replacing open surgical procedures. One of the most prominent new devices in this market is the transcatheter aortic valve. The transcatheter aortic valve replacement (“TAVR”) procedure requires very complex integration of a variety of imaging modalities and precise deployment of the device. Our interventional cockpit and robotic-assisted control could potentially provide significant benefits to the execution of TAVR procedures.

Any of these potential applications would require additional clinical trials and various levels of research, engineering, software development, product development, system modifications and regulatory approvals.

An integral part of our growth strategy is to expand commercialization beyond the U.S. marketplace. Opportunities outside of the U.S. represent over 60% of the global procedure volume and are growing at a rate faster than the U.S. market. We intend to expand into and penetrate these new geographical international markets over time by leveraging our product development, clinical research and regulatory approvals gained in the U.S. Our initial international target markets include the Middle East, Northern Europe and Japan. Our current CE Mark for the CorPath System should allow for an easier entry into European and Middle Eastern markets. In 2015, we initiated marketing activities related to the preliminary investigation of the Japanese market and had several meetings with various physicians and regulatory bodies.

Risks Relating to Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•	We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.
•	The commercial success of our products will depend upon the degree of market acceptance by hospitals and physicians. Should we not achieve market acceptance, we will not be able to generate the revenue necessary to support our business.
•	Until we reach profitability and generate operating cash flows to grow the business, we will need to continue to raise additional funding. We may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs, commercialization efforts and growth strategy. We may experience long and variable capital sales cycles and/or seasonality in our business which may cause fluctuations in our financial results.

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•	We may decide to enter new markets with our technology, which will require us to incur substantial costs for product approval and commercialization.
•	We may experience technical or regulatory challenges in adapting our technology to future applications beyond PCI.
•	If institutions or physicians are unable to obtain coverage and reimbursement from third-party payors for procedures using our products, or if reimbursement is insufficient to cover the costs of purchasing our products, we may be unable to generate sufficient sales to support our business.
•	The lack of substantial public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

For additional information about the risks we face, please see the section of this prospectus entitled “Risk Factors.”

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being required to provide only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our periodic reports and registration statements;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act. Our first registration statement filed under the Securities Act became effective on January 13, 2012. However, if certain events occur prior to the end of such five year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1 billion or we issue more than $1 billion of non-convertible debt in any three year period, we would cease to be an emerging growth company prior to the end of such five year period.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of certain of the reduced disclosure obligations in our periodic reports, proxy statements and registration statements, and may elect to take advantage of other reduced burdens in future filings.  As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Reverse Merger

Our Company was incorporated under the laws of the State of Nevada on May 4, 2011 under the name “Your Internet Defender Inc.” On August 12, 2014, we closed a reverse acquisition transaction (the “Acquisition”) in which we acquired Corindus, Inc. and Corindus Security Corporation as wholly owned subsidiaries. Immediately following the Closing, the business of Corindus, Inc. became our sole focus. We subsequently changed our name to Corindus Vascular Robotics, Inc. and increased our authorized capital stock to 260,000,000 shares (250,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share).

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Public Offering in May 2015

On May 28, 2015, we completed a public offering by issuing 12,650,000 shares of our common stock at $3.80 per share in exchange for proceeds of $44,392,000 net of underwriting discounts, commissions and other offering costs. In connection with the public offering, our common stock was approved for listing on the NYSE MKT, where it commenced trading on May 29, 2015 under the symbol “CVRS”. The Company’s common stock was previously traded on the OTCQB as provided by OTC Markets Group, Inc. under the symbol “CVRS.”

Our Corporate Information

We are a Nevada corporation. Our corporate headquarters and manufacturing facilities are located at 309 Waverley Oaks Road, Suite 105, Waltham, Massachusetts 02452. Our telephone number is 508-653-3335 and our fax number is 508-653-3355. We maintain a website at http://www.corindus.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the Securities and Exchange Commission, or SEC, will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website does not constitute a part of this prospectus or our other filings with the SEC.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

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THE OFFERING

Common stock offered by Selling Stockholders	10,666,570 shares

Common stock outstanding	119,682,994 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

Offering price	The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NYSE MKT symbol	CVRS

The number of shares of common stock outstanding is based on an aggregate of 119,682,994 shares outstanding as of March 24, 2016, and excludes:

•	13,711,863 shares of common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $1.40 per share, of which 3,408,804 shares were vested as of such date;
•	5,083,219 shares of common stock issuable upon the exercise of warrants outstanding, at an average exercise price of $1.08 per share; and
•	3,888,617 shares of common stock reserved for future issuance under our 2014 Stock Award Plan.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference, in this prospectus, and any updates to those risk factors included from time to time in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our common stock. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

SECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar expressions.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in our periodic reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as other sections in this prospectus and the documents or reports incorporated by reference in this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•	our operating losses incurred since inception and anticipated for the foreseeable future;

•	our ability to continue as a going concern;

•	our ability to maintain or increase sales of our products;

•	our ability to obtain additional financing;

•	the effects of laws, regulations, and enforcement;

•	our dependence on third-party manufacturers;

•	our ability to gain and retain market acceptance for our products;

•	the competitive nature of the industry in which we conduct our business;

•	the impact of product liability lawsuits;

•	unfavorable publicity or lack of customer acceptance;

•	our reliance on our executive officers;

•	our ability to expand our direct sales force;

•	our ability to maintain optimal inventory levels;

•	product recalls;

•	our inability to manage our growth;

•	the conduct of our employees;

•	our ability to protect our intellectual property and not infringe on the intellectual property of others; and

•	our ability to establish and maintain proper internal controls and comply with the financial reporting obligations of the SEC and Sarbanes-Oxley.

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Readers are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements we have included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the Selling Stockholders.

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SELLING STOCKHOLDERS

This prospectus covers the resale by the Selling Stockholders identified below of 10,666,570 shares of our common stock. None of our Selling Stockholders received any of our securities as compensation for underwriting services. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

Except as disclosed in the footnotes below, none of the Selling Stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no Selling Stockholder had a material relationship with the Company or any of its affiliates within the last three years. Except as disclosed in the footnotes below, none of the Selling Stockholders is affiliated with a broker dealer.

The following table and the accompanying footnotes are based in part on information supplied to us by the Selling Stockholders. The table and footnotes assume that the Selling Stockholders will sell all of the shares listed. However, because the Selling Stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of any sales. We do not know how long the Selling Stockholders will hold the shares before selling them.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 24, 2016 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted in the footnotes below, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

	Shares Beneficially Owned Before the Offering		Shares Being	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	(#)	(%)(1)	Offered (#)	(#)(1)(2)	(%)(1)(2)

Hartford Global Capital Appreciation Fund (Nominee: Cudd & Co.)	472,556	*	472,556	—	—
Hartford Real Total Return Fund (Nominee: Cudd & Co.)	53,625	*	53,625	—	—
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust II, Real Total Return Portfolio (Nominee: Finwell & Co.)	190,499	*	190,499	—	—
Wellington Trust Company, N.A., Multiple Common Trust Funds Trust, Real Total Return Portfolio (Nominee: Finwell & Co.)	33,206	*	33,206	—	—
Wellington Trust Company, N.A., Multiple Collective Investment Funds Trust II, Real Total Return II Portfolio (Nominee: Finwell & Co.)	114,152	*	114,152	—	—
Hartford Capital Appreciation HLS Fund (Nominee: Cudd & Co.)	2,512,533	2.09%	2,512,533	—	—
Wellington Trust Co., N.A., Multiple Collective Investment Funds Trust II, Global Equities Portfolio (Nominee: Finwell & Co.)	98,470	*	98,470	—	—
Wellington Trust Co., N.A., Multiple Collective Investment Funds II, All Cap Opportunities Portfolio (Nominee: Cascofish & Co.)	116,912	*	116,912	—	—
Alpha Opportunities Trust (Nominee: Snaildive & Co.)	259,891	*	259,891	—	—
Global Multi-Strategy Fund (Nominee: Hare & Co.)	165,373	*	165,373	—	—
Wellington Management Portfolios (Australia) – Real Total Return Portfolio (Nominee: Gerlach & Co.)	50,543	*	50,543	—	—
Alpha Opportunities Fund (Nominee: Snailmarker & Co.)	598,810	*	598,810	—	—
Cowen Structured Holdings, Inc.	800,000	*	800,000	—	—
Fidelity Puritan Trust: Fidelity Puritan Fund	5,000,000	4.17%	5,000,000	—	—
David Levanson	200,000	*	200,000	—	—

Total	10,666,570		10,666,570	—	—

*	Less than 1%
(1)	Applicable percentage ownership is based on 119,682,994 shares of our common stock outstanding as of March 24, 2016.
(2)	Assumes the sale of all shares offered in this prospectus.

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PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of our ommon stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of shares:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in the transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such distributions. In such event, any commissions received, or any discounts or concessions allowed to, such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

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Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of their respective legal counsel. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We may be indemnified by the Selling Stockholders against liabilities, including liabilities under the Securities Act, and state security laws, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus. Once effective, our Company has agreed to use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which our Company determines to obtain, continuously effective, and to keep the registration statement of which this prospectus forms a part free of any material misstatements or omissions, until the earlier of the following: (1) the date on which the Selling Stockholders cease to hold any shares of our Common Stock registered hereunder, or (2) the date all shares of our Common Stock held by the Selling Stockholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144.

Once sold under this registration statement of which this prospectus forms a part, the shares of our Common Stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF CAPITAL STOCK

The following statements are qualified in their entirety by reference to the detailed provisions of our amended and restated articles of incorporation and amended and restated bylaws.

Capital Structure

We currently have authorized capital stock of 260,000,000 shares, of which 250,000,000 shares are designated as common stock, par value $0.0001 per share, and 10,000,000 shares are designated as preferred stock, par value $0.0001 per share. As of March 24, 2016, 119,682,994 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus amendment, there were no shares of our preferred stock issued and outstanding.

Our authorized preferred stock is “blank check” preferred. Accordingly, subject to limitations prescribed by law, our board of directors is expressly authorized, at its discretion, to adopt resolutions to issue shares of preferred stock of any class or series, to fix the number of shares of any class or series of preferred stock and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by our stockholders.

Options

In connection with the Acquisition, we exchanged Corindus, Inc. options for Company options. The Corindus, Inc. options had been issued pursuant to either the 2006 Option Plan or the 2008 Option Plan. At the closing of the Acquisition, the Company’s board of directors approved the 2014 Stock Plan as a replacement for the 2006 Option Plan and 2008 Option Plan and under which the Company options were issued. The Company’s board of directors also approved the forms of replacement (i) Employee Stock Option for 2006 Option Holders, (ii) Director Stock Option for 2006 Option Holders, (iii) Employee Stock Option for 2008 Option Holders, (iv) Officer Stock Option for 2008 Option Holders and (v) Director Stock Option for 2008 Option Holders.

The 2014 Stock Plan is an equity incentive plan pursuant to which the Company can grant options or other equity incentive awards to employees or other persons on terms and conditions determined by our board of directors or its Compensation Committee thereof. The options or other equity awards that may be granted under this plan may qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The 2014 Stock Plan was initially limited to award issuances which in the aggregate equal 9,035,016 shares. On April 30, 2015, our board of directors, and shareholders owning a majority of the shares of our common stock outstanding, approved an increase in the number of shares authorized under the 2014 Stock Plan to 18,661,856 shares. We had outstanding Company options issued under the 2014 Stock Plan to purchase an aggregate of 13,711,863 shares of our common stock at an approximate exercise price ranging between $0.22 to $4.44 per share as of March 24, 2016 that are either currently exercisable or are exercisable on various dates on or before March 2026.

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Warrant

In connection with the Acquisition, we exchanged Corindus Warrants for Company warrants to purchase an aggregate of 5,029,865 shares of Company common stock. The Company warrant issued to Narkis Gryp Ltd. was for the purchase of 124,160 shares of the Company’s common stock at a purchase price of $0.7648 per share, exercisable through May 31, 2017, which warrant was exercised in full on January 11, 2016. The Company warrant issued to Koninklijke Philips NV is for the purchase of 4,728,191 shares of the Company’s common stock at a purchase price of $1.06 per share, exercisable through October 12, 2017. The Company warrant issued to Steward Capital Holdings is for the purchase of 177,514 shares of the Company’s common stock at a purchase price of $1.41 per share, exercisable through the earlier of June 11, 2024 and five years after an underwritten public offering by the Company. In conjunction with the draw-down on December 31, 2014 of an additional $5 million promissory note under a Loan and Security Agreement, the Company warrant issued to Steward Capital Holdings became exercisable for an additional 177,514 shares of the Company’s common stock at a purchase price of $1.41 per share.

The Company warrants, at the option of the holder, may be exercised by cash payment of the exercise price to the Company. The Company warrants may be exercised on a cashless basis, which means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the Company warrants in cash, the holder will forfeit a number of shares underlying the Company warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that Company warrants are exercised by cashless exercise.

The exercise price and number of shares of Company common stock issuable on exercise of the Company warrants may be adjusted in certain circumstances, including stock splits, stock dividends or reclassifications or sale of all or substantially all assets of the Company or any merger or consolidation involving the Company.

No fractional shares will be issued upon exercise of the Company warrants. If, upon exercise of the Company warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, make a cash payment therefor on the basis of the then fair market value.

Registration Rights

Private Placement Registration Rights and Preemptive Rights

On September 12, 2014, we entered into a Purchase Agreement with multiple investors relating to the issuance and sale of shares of our common stock in a private placement. This private placement closed on September 16, 2014, through which we sold an aggregate of 10,666,570 shares of our common stock at $2.50 per share for an aggregate purchase price of approximately $26.7 million.

As part of the Purchase Agreement, we agreed to file a registration statement covering the resale of the Shares. We filed a Registration Statement on Form S-1 which was declared effective by the SEC on January 14, 2015.

The Purchase Agreement also provides that if the Company offers to sell any common stock or any rights, options or warrants to purchase or securities convertible into or exercisable or exchangeable for common stock, subject to certain exceptions, in a public or private offering for cash, then at any time during the period commencing on the one year anniversary of the private placement and ending on the three year anniversary of the private placement, each of the investors in the private placement has an opportunity to acquire such securities at the same price and on the same terms as such securities are offered so that such investors can maintain their percentage interest.

Demand Registration Rights Agreement

On August 12, 2014, we entered into a demand registration rights agreement with each of Philips Parent, HealthCor Partners Fund LP, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Partners Fund II, LP and 20/20 Capital III LLC, which together owned an aggregate of approximately 72.58% of the outstanding shares of the Company’s common stock immediately following the Closing and each of which are affiliated with directors of the Company, in order to grant such shareholders registration rights with respect to their ownership of Company Shares (the “Demand Registration Rights Agreement”). Under the Demand Registration Rights Agreement, the shareholders were granted demand, piggyback and Form S-3 registration rights pursuant to terms therein, exercisable following the required one-year anniversary of the Closing and subject to the terms of the Lock-Up Agreements. Pursuant to the Demand Registration Rights Agreement, we are required to use our reasonable best efforts to register common stock that are subject to a demand notice within sixty days of such demand.

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Private Investor Registration Rights

In conjunction with the Acquisition, the Company and a private investor (the “Private Investor”) closed a Stock Purchase Agreement pursuant to which the Private Investor purchased one million shares of the Company’s common stock at a purchase price of $2.00 per share (the “Equity Infusion Shares”). The Private Investor was granted piggyback registration rights with regard to the Equity Infusion Shares pursuant to a Registration Rights Agreement.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation and our amended and restated bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our board of directors and management. According to our Articles of Incorporation and Bylaws, neither the holders of the Company’s common stock nor the holders of the Company’s Preferred Stock, if any shall be issued and outstanding, have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding shares of common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing our board of directors. Additionally, we are authorized to issue up to 10,000,000 shares of Preferred Stock in one or more series without stockholder approval (but subject to the limits imposed by applicable law and NYSE MKT Rules), and each such series of preferred stock may have such preferences, rights and limitations as our board of directors may determine.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (the “NRS”), generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder or (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder. After the expiration of two years after the person becomes an interested stockholder, a Nevada corporation subject to the statue may not engage in a combination with an interested stockholder unless:

•	either (a) or (b) above are satisfied;

•	the combination is approved after expiration of such two year period by a majority of the voting power held by disinterred stockholders; or

•	the consideration to be paid in the combination is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher or (ii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The foregoing discussion merely summarizes certain aspects, and is limited by reference to, the above sections of the NRS.

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Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. Although we are a Nevada corporation, we do not currently satisfy the requirements for an “issuing corporation,” thus, the Nevada control share law is not currently applicable to us. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote unless approved by a majority of the voting power of the issuing corporation excluding the shares as to which the acquiring person, its associates or officers, directors or employees of the issuing corporation exercise voting rights. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. If the Nevada control share law were to become applicable, it could have the effect of discouraging takeovers of our company.

The foregoing discussion merely summarizes certain aspects, and is limited by reference to, the above sections of the NRS.

Indemnification of Directors and Officers

Our amended and restated articles of incorporation and our amended and restated bylaws limit the liability of directors to the fullest extent permitted by the Nevada Corporation Act. In addition, our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

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Transfer Agent and Registrar

The transfer agent for our common stock is Manhattan Transfer Registrar Company located at 57 Eastwood Road, Miller Place, New York 11764.

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LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Corindus Vascular Robotics, Inc. appearing in Corindus Vascular Robotics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and are required to file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

We make available free of charge on our website at www.corindus.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, and reports on Form 8-K, amendments to such report filed or furnished pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and other information as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or connected to, or that can be accessed via our website is not part of this prospectus.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we have filed with the SEC. This means we can disclose important information to you by referring you to other documents that contain that information. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on March 11, 2016;
(2)	Amendment No. 1 to our Annual Report on Form 10-K/A that we filed with the SEC on April 5, 2016;
(3)	Our Current Reports on Form 8-K that we filed with the SEC on January 29, 2016, February 8, 2016, February 26, 2016, March 8, 2016 and March 23, 2016 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);
(4)	the description of our common stock contained in our Registration Statement on Form 8-A filed on May 27, 2015, including any amendment or report filed for the purpose of updating such description; and
(5)	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

The SEC file number for each of the documents listed above is 001-37406.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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You may request a copy of these documents, orally or in writing, which will be provided to you at no cost, by contacting:

Corindus Vascular Robotics, Inc.

309 Waverley Oaks Road, Suite 105

Waltham, MA 02452

Attn: Investor Relations

Telephone: (508) 653-3335

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.           Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses incurred and to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC registration fee	$4,462
Printing expense	500
Accounting fees and expenses	10,000
Legal fees and expenses	5,000
Total expenses	$19,962

Item 15.            Indemnification of Directors and Officers

Nevada Law

We are a Nevada corporation and generally governed by the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the company’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the company and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the company if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a company to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement may require a company to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the company’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

Our amended and restated articles of incorporation limit the liability of directors to the fullest extent permitted by the NRS and provides that no director or officer of ours will be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any act by such director or officer, other than (i) for acts or omissions which involve intentional misconduct, fraud, or a known violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS. In addition, our amended and restated articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by law.

Our amended and restated bylaws state that we shall indemnify any person who was, or is threatened to be made, a party to a proceeding by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Company, or (ii) while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or similar functionary of another company, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the NRS.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or controlling persons pursuant to the provisions described in the preceding paragraph, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item  16.           Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item  17.           Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on April 5, 2016.

CORINDUS VASCULAR ROBOTICS, INC.

By
Mark J. Toland Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Mark J. Toland and David W. Long, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark J. Toland	Chief Executive Officer, President and	April 5, 2016
Mark J. Toland	Director
(Principal executive officer)

/s/ David W. Long	Chief Financial Officer, Senior Vice	April 5, 2016
David W. Long	President, Treasurer and Secretary (Principal financial and accounting officer)

*	Chairman	April 5, 2016
Jeffrey C. Lightcap

*	Director	April 5, 2016
Hillel Bachrach

*	Director	April 5, 2016

Jeffrey Gold

*	Director	April 5, 2016
David White

*	Director	April 5, 2016
Gerard Winkels

*	Director	April 5, 2016
Michael Mashaal

/s/ Campbell Rogers	Director	April 5, 2016
Campbell Rogers

* Pursuant to Power of Attorney

By:	/s/ David W. Long
David W. Long Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

2.1	Securities Exchange and Acquisition Agreement between Your Internet Defender Inc., and Corindus, Inc. dated August 5, 2014		8-K	August 6, 2014

3.1	Certificate of Amendment and Restatement of Articles of Incorporation dated August 12, 2014		8-K	August 6, 2014

3.2	Amended and Restated Bylaws		8-K	November 12, 2015

10.1	Lease Agreement, dated October 24, 2012, by and between Corindus, Inc. and Beaver Group, LLC		8-K/A (Exhibit 10.3)	August 15, 2014

10.2	Loan and Security Agreement, dated June 11, 2014, by and between Corindus, Inc. and Steward Capital Holdings, LP		S-1/A (Exhibit 10.4)	January 12, 2015

10.3	Warrant to Steward Capital Holdings, LP, dated June 11, 2014		8-K/A (Exhibit 10.5)	August 15, 2014

10.4	Intellectual Property Loan Agreement, dated June 11, 2014, by and among Corindus, Inc., Corindus Security Corporation and Stewart Capital Holdings, LP		S-1/A (Exhibit 10.6)	January 12, 2015

10.5	Loan Agreement, dated June 30, 2014, by and between the Your Internet Defender, Inc. and Lisa Grossman		8-K (Exhibit 10.3)	July 7, 2014

10.6	Promissory Note for $248,831.59, dated June 30, 2014 issued to Lisa Grossman		8-K (Exhibit 10.4)	July 7, 2014

10.7	Debt Settlement Agreement, dated July 2, 2014 between Your Internet Defender, Inc. and Yitz Grossman		8-K (Exhibit 10.5)	July 7, 2014

10.8	Form of Employee Stock Option for 2006 Option Holders		8-K (Exhibit 10.2)	August 6, 2014

10.9	Form of Director Stock Option for 2006 Option Holders		8-K (Exhibit 10.3)	August 6, 2014

10.10	Form of Employee Stock Option for 2008 Option Holders		8-K (Exhibit 10.4)	August 6, 2014

10.11	Form of Officer Stock Option for 2008 Option Holders		8-K (Exhibit 10.5)	August 6, 2014

10.12	Form of Director Stock Option for 2008 Option Holders		8-K (Exhibit 10.6)	August 6, 2014

10.13	Form of Director Stock Option Agreement under 2014 Stock Award Plan		8-K	August 6, 2014

10.14	Form of Lock-Up Agreement		8-K (Exhibit 10.7)	August 6, 2014

10.15	Form of Stock Purchase Agreement		8-K (Exhibit 10.8)	August 6, 2014

10.16	Form of Private Investor Registration Rights Agreement		8-K (Exhibit 10.9)	August 6, 2014

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
10.17	Form of Demand Registration Rights Agreement		8-K (Exhibit 10.10)	August 6, 2014

10.18	2014 Stock Award Plan		8-K	August 6, 2014

10.19	Interest Transfer Agreement		8-K/A	August 15, 2014

10.20	Replacement Warrant to Steward Capital Holdings		8-K/A	August 15, 2014

10.21	Replacement Warrant to Narkis Gryp Ltd.		8-K/A	August 15, 2014

10.22	Replacement Warrant to Koninklijke Philips Electronics, N.V.		8-K/A	August 15, 2014

10.23	Spin-Out Agreement between the Company and Lisa Grossman		8-K/A	August 15, 2014

10.24	Repurchase Agreement		8-K/A	August 15, 2014

10.25	Securities Purchase Agreement between the Company and certain purchasers, form of		8-K	September 16, 2014

10.26	Amendment to Securities Purchase Agreement between the Company and certain purchasers, form of		8-K	September 16, 2014

10.27	Distributor Agreement with Philips Medical Systems Nederland BV		Form S-1/A	December 8, 2014

10.28	Purchase Order with Philips Medical Systems Nederland BV		Form S-1/A	December 8, 2014

10.29	Employment Agreement between Corindus Vascular Robotics, Inc. and David M. Handler		Form S-1/A	May 26, 2015

10.30	Employment Agreement between Corindus Vascular Robotics, Inc.and David W. Long		Form S-1/A	May 26, 2015

10.31	Form of Indemnification Agreement		Form 8-K	January 29, 2016

10.32	Employment Agreement between Corindus Vascular Robotics, Inc. and Mark J. Toland		Form 8-K	February 26, 2016

10.33	Letter Agreement between Corindus Vascular Robotics, Inc. and David M. Handler		Form 8-K	March 23, 2016

23.1	Consent of Ernst & Young LLP.	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to the Registrant’s Form S-1 filings on September 18, 2013 and March 31, 2014).